Exhibit 10.1

FOURTH AMENDMENT TO
2007 EQUITY INCENTIVE PLAN
OF
ENDURANCE SPECIALTY HOLDINGS LTD.

WHEREAS, Endurance Specialty Holdings Ltd. (the “Company”) desires to amend the 2007 Equity Incentive Plan (as amended and in effect, the “Plan”) of the Company to state that the number of Share Bonuses and any other Incentive Awards granted under the Plan that have no vesting requirements be limited to 5% of the total number of Ordinary Shares authorized for issuance under the Plan (the “Plan Amendment”). Capitalized terms used herein but not defined shall have the meaning set forth in the Plan.

NOW THEREFORE, the Plan is hereby amended as follows:

1.	The first paragraph of Section 6 of the Plan is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

The Administrator may grant Incentive Awards in such amounts and with such terms and conditions as the Administrator shall determine in its discretion, subject to the provisions of the Plan; provided, that (i) there shall be no minimum vesting period for unconditional Share Bonuses, (ii) the minimum vesting period for Incentive Awards granted to non-employee directors pursuant to Section 7 of the Plan and for performance-based Incentive Awards shall be one year, (iii) the vesting schedule for all other Incentive Awards under the Plan shall be no faster than ratably over a three year period following the date of grant and (iv) the number of Share Bonuses and any other Incentive Awards granted under the Plan that have no vesting requirements shall be limited to 5% of the total number of Ordinary Shares authorized for issuance under the Plan.

2.	The Plan Amendment shall be effective upon approval of the Board of Directors at its meeting held on May 11, 2011.

3.	Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.